Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Pat Macellaro
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Starts 2014 With Continued Growth and Strong Returns

NORTHBROOK, Ill., May 6, 2014 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2014. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,

($ millions, except per share amounts and ratios)	2014	2013	% Change

Consolidated revenues	$ 8,684	$ 8,463	2.6

Net income available to common shareholders	587	709	(17.2)
per diluted common share	1.30	1.47	(11.6)
Operating income*	588	647	(9.1)
per diluted common share*	1.30	1.35	(3.7)

Return on common shareholders’ equity
Net income available to common shareholders	10.4%	11.3%	(0.9	) pts
Operating income *	14.4%	11.9%	2.5	pts

Book value per common share	46.70	43.46	7.5
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	42.98	38.22	12.5

Property-Liability combined ratio
Recorded	94.7	93.2	1.5	pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	88.4	87.7	0.7	pts

Catastrophe losses	445	359	24.0

Total net investment income	959	983	(2.4)
Limited partnerships net investment income	142	107	32.7

 *              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“We successfully executed our customer-focused strategy with continued growth in the Allstate, Esurance and Encompass brands. At the same time, shareholders benefited with net income of $587 million for the quarter, and an operating return on equity of 14.4% over the 12 months ended March 31, 2014,” said Thomas J. Wilson, chairman, president and CEO of The Allstate Corporation. “Focusing on unique customer value propositions for different customers, an expansion of local Allstate agencies and a new and expanded advertising program for Esurance resulted in 2.0% growth in property-liability insurance policies in force over the prior year quarter. The property-liability underlying combined ratio was 88.4, in line with our outlook range for the year despite the impact of severe winter weather. Allstate Financial also had strong results with $162 million of net income and the completion of the sale of Lincoln Benefit Life on April 1. We continued providing strong cash returns to shareholders by authorizing a new $2.5 billion share repurchase program and raising the quarterly dividend by 12% for the first quarter,” concluded Wilson.

Financial Results

•                  Insurance premiums grew in the first quarter in all our brands compared to the prior year quarter. Allstate Protection net written premium increased 5.2% for the first quarter of 2014 compared to the first quarter a year ago. This strong premium growth was driven by a 4.3% increase in Allstate brand premiums, 18.7% in Esurance and 7.1% in Encompass. Allstate Financial premiums and contract charges grew by 4.8% for the first quarter of 2014 over the same period of the prior year.

•                  Allstate’s first quarter 2014 net income available to common shareholders was $587 million, or $1.30 per diluted common share, compared to $709 million, or $1.47 per diluted common share in the first quarter of 2013.

•                  Operating income was $588 million or $1.30 per diluted common share in the first quarter of 2014, compared to $647 million or $1.35 per diluted common share in the same period of 2013. Severe winter weather drove catastrophe losses of $445 million, 24% higher than in the prior year quarter, while also adversely impacting underlying losses.

•                  The property-liability combined ratio was 94.7 for the first quarter of 2014, 1.5 points worse than the prior year quarter due to higher weather-related losses. The underlying combined ratio of 88.4 for the first quarter was 0.7 points higher than the same period of last year, and remains within the full-year outlook range of 87 to 89.

•                  In the first quarter of 2014, Allstate Financial’s net income increased to $162 million primarily due to improved operating income, partially offset by a higher estimated loss on disposition related to the sale of Lincoln Benefit Life and lower realized capital gains. Operating income increased 31.3% to $189 million compared to the same quarter a year ago, benefiting from strong investment spread and lower operating expenses.

•                  Total net investment income was $959 million in the first quarter of 2014, and included $142 million from limited partnership interests and $41 million related to prepayment fee income and litigation proceeds.

2014 Operating Priorities

Grow insurance policies in force. Allstate Protection insurance policies in force were 2.0% higher in the first quarter of 2014 than in the same period of last year, continuing the positive momentum experienced throughout 2013.

•                  The Allstate brand, which serves consumers who prefer local advice from Allstate agencies and a wide range of products, grew insurance policies in force by 1.1% in the first quarter compared to the prior year quarter, driven by sustained growth in auto (up 2.1% for the quarter) and a continued deceleration in the rate of decline in homeowners (down 1.2%). Strong, broad-based new business growth and improved customer retention benefited both lines of business.

•                  Esurance, serving the self-directed consumer segment, grew insurance policies in force by 21.1% in the first quarter of 2014 in comparison to the first quarter of 2013. The rate of growth reflects the impact of profit improvement actions designed to improve the loss ratio.

•                  Encompass, which serves brand-neutral consumers who value local advice, grew insurance policies in force by 5.9% in the first quarter of 2014 compared with the same quarter of 2013.

Maintain the underlying combined ratio. The Property-liability underlying combined ratio of 88.4% in the first quarter of 2014 was 0.7 points higher than the prior year quarter. Severe winter weather adversely impacted claim frequency.

•                  The Allstate brand combined ratio was 92.6 in the first quarter, with an underlying combined ratio of 86.4 that was 0.2 points worse than in the prior year quarter. Allstate brand auto recorded a first quarter 2014 combined ratio of 93.4 and an underlying combined ratio of 93.8. The 0.6 point increase in the underlying auto combined ratio from the prior year quarter was driven by elevated physical damage frequency, primarily caused by adverse winter weather. Allstate brand homeowners recorded a combined ratio of 87.3 in the first quarter of 2014 and an underlying combined ratio of 65.8, which was comparable to the first quarter of 2013. Higher average premiums in 2014 were offset by freeze and fire-related losses driven by winter weather.

•                  Esurance recorded a first quarter 2014 combined ratio of 127.1 and an underlying combined ratio of 124.2, reflecting significantly higher investment in advertising and the adverse impact of severe winter weather. A new advertising campaign was initiated and supported throughout the first quarter with increased media spending. The Esurance team continues to adjust pricing and underwriting to ensure growth generates long-term profitability.

•                  In the Encompass brand, the first quarter recorded combined ratio was 102.6, with an underlying combined ratio of 91.8 that was 6.1 points better than the first quarter of 2013. The results reflect the benefit from continued profit improvement actions and the adverse impact of severe winter weather. The Encompass team continues to implement pricing and underwriting changes to ensure it achieves desired returns.

Proactively manage our investments to generate attractive risk-adjusted returns. Net investment income was 2.4% lower in the first quarter compared with the prior year quarter and included an expected decline in income from the interest-bearing portfolio, somewhat offset by strong limited partnership results. Net realized capital gains in both periods reflect the impact of risk and return initiatives.

•                  The annualized portfolio yield in the first quarter was 4.5%, a decline from the prior year quarter, as a lower contribution from the interest-bearing portfolio was partially offset by stronger limited partnership results. Total return for the first quarter was 2.1%, reflecting improved fixed income valuations and positive equity market performance.

•                  Limited partnership interests produced income of $142 million in the first quarter, 32.7% higher than the prior year quarter, reflecting both favorable valuations and strong cash distributions.

•                  Allstate’s consolidated investment portfolio totaled $81.7 billion at March 31, 2014 compared to $81.2 billion at December 31, 2013. The higher portfolio value reflected increased fixed income valuations due to lower interest rates in 2014.

•                  To manage our interest rate risk exposure, we have maintained a shorter maturity profile in the property-liability portfolio and continue to shift the overall portfolio allocation to reduce our reliance on interest-bearing investments in favor of asset ownership.

Operational priorities. Allstate continues to make progress on streamlining and modernizing its operating model to deliver improved customer service and build long-term growth platforms.

•      The Allstate brand is supporting growth through initiatives to improve the effectiveness and distribution capacity of Allstate agencies.

•                  Esurance continues to expand its product suite, offering auto insurance in 42 states, renters insurance in 17 states, motorcycle insurance in seven states and homeowners insurance in four states as of the end of March 2014.

•                 Allstate Benefits’ policies in force passed the three million mark in March. Allstate Benefits is an industry leader in voluntary benefits, offering one of the broadest product portfolios in the voluntary benefits market.

Proactive Capital Management

“We continued to proactively manage capital to improve both strategic flexibility and shareholder value,” said Steve Shebik, chief financial officer. “During the first quarter, we completed our capital restructuring plan to further enhance a strong balance sheet at little incremental cost by issuing $747.5 million of 6.625% noncumulative perpetual preferred stock. We repurchased common shares under the new $2.5 billion authorization through open market purchases and the execution of a $750 million accelerated share repurchase agreement. Overall during the first quarter, we repurchased 6.4 million common shares for $348 million in the market and an initial 11.4 million shares under the accelerated share repurchase agreement.”

Book value per diluted common share ended the first quarter at $46.70, a 7.5% year-over-year increase and 3.1% higher than at the end of 2013. Statutory surplus at March 31, 2014 was an estimated $17.7 billion for the combined insurance operating companies, an increase of $0.5 billion from March 31, 2013. Property-liability statutory surplus was an estimated $14.5 billion of this total, with Allstate Financial companies accounting for the remainder. Deployable assets at the holding company level totaled $3.4 billion at March 31, 2014.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Wednesday, May 7.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2014	2013
	(unaudited)
Revenues
Property-liability insurance premiums	$7,064	$6,770
Life and annuity premiums and contract charges	607	579
Net investment income	959	983
Realized capital gains and losses:
Total other-than-temporary impairment losses	(80)	(27)
Portion of loss recognized in other comprehensive income	(1)	(10)
Net other-than-temporary impairment losses recognized in earnings	(81)	(37)
Sales and other realized capital gains and losses	135	168
Total realized capital gains and losses	54	131
	8,684	8,463

Costs and expenses
Property-liability insurance claims and claims expense	4,759	4,460
Life and annuity contract benefits	488	458
Interest credited to contractholder funds	307	345
Amortization of deferred policy acquisition costs	1,035	946
Operating costs and expenses	1,094	1,102
Restructuring and related charges	6	26
Interest expense	87	98
	7,776	7,435
(Loss) gain on disposition of operations	(59)	2

Income from operations before income tax expense	849	1,030

Income tax expense	249	321

Net income	600	709

Preferred stock dividends	13	--

Net income available to common shareholders	$587	$709

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.31	$1.49

Weighted average common shares – Basic	446.4	475.4

Net income available to common shareholders per common share – Diluted	$1.30	$1.47

Weighted average common shares – Diluted	452.8	480.8

Cash dividends declared per common share	$0.28	$0.25

THE ALLSTATE CORPORATION

BUSINESS RESULTS

($ in millions, except ratios)	Three months ended
	March 31,
	2014	2013
Property-Liability
Premiums written	$6,969	$6,625
Premiums earned	$7,064	$6,770
Claims and claims expense	(4,759)	(4,460)
Amortization of deferred policy acquisition costs	(961)	(871)
Operating costs and expenses	(968)	(957)
Restructuring and related charges	(4)	(24)
Underwriting income*	372	458
Net investment income	312	341
Periodic settlements and accruals on non-hedge derivative instruments	(3)	(1)
Amortization of purchased intangible assets	17	21
Income tax expense on operations	(230)	(263)
Operating income	468	556
Realized capital gains and losses, after-tax	34	73
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1
Amortization of purchased intangible assets, after-tax	(11)	(14)
Net income available to common shareholders	$493	$616
Catastrophe losses	$445	$359
Operating ratios:
Claims and claims expense ratio	67.4	65.9
Expense ratio	27.3	27.3
Combined ratio	94.7	93.2
Effect of catastrophe losses on combined ratio	6.3	5.3
Effect of prior year reserve reestimates on combined ratio	(0.2)	(0.6)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	--	(0.5)
Effect of amortization of purchased intangible assets on combined ratio	0.2	0.3
Effect of Discontinued Lines and Coverages on combined ratio	--	--
Allstate Financial
Premiums and contract charges	$607	$579
Net investment income	640	635
Periodic settlements and accruals on non-hedge derivative instruments	--	10
Contract benefits	(488)	(458)
Interest credited to contractholder funds	(291)	(336)
Amortization of deferred policy acquisition costs	(74)	(76)
Operating costs and expenses	(118)	(148)
Restructuring and related charges	(2)	(2)
Income tax expense on operations	(85)	(60)
Operating income	189	144
Realized capital gains and losses, after-tax	--	12
Valuation changes on embedded derivatives that are not hedged, after-tax	(11)	(6)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	1
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	(6)
(Loss) gain on disposition of operations, after-tax	(16)	1
Net income available to common shareholders	$162	$146
Corporate and Other
Net investment income	$7	$7
Operating costs and expenses	(95)	(95)
Income tax benefit on operations	32	35
Preferred stock dividends	(13)	--
Operating loss	(69)	(53)
Realized capital gains and losses, after-tax	1	--
Net loss available to common shareholders	$(68)	$(53)
Consolidated net income available to common shareholders	$587	$709

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31,	December 31,
	2014	2013
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $58,587 and $59,008)	$61,161	$60,910
Equity securities, at fair value (cost $4,575 and $4,473)	5,297	5,097
Mortgage loans	4,472	4,721
Limited partnership interests	5,024	4,967
Short-term, at fair value (amortized cost $2,573 and $2,393)	2,573	2,393
Other	3,163	3,067
Total investments	81,690	81,155
Cash	1,170	675
Premium installment receivables, net	5,271	5,237
Deferred policy acquisition costs	3,316	3,372
Reinsurance recoverables, net	7,512	7,621
Accrued investment income	610	624
Property and equipment, net	1,024	1,024
Goodwill	1,243	1,243
Other assets	2,187	1,937
Separate Accounts	4,878	5,039
Assets held for sale	15,390	15,593
Total assets	$124,291	$123,520
Liabilities
Reserve for property-liability insurance claims and claims expense	$21,985	$21,857
Reserve for life-contingent contract benefits	12,435	12,386
Contractholder funds	23,989	24,304
Unearned premiums	10,821	10,932
Claim payments outstanding	785	631
Deferred income taxes	886	635
Other liabilities and accrued expenses	5,566	5,156
Long-term debt	6,200	6,201
Separate Accounts	4,878	5,039
Liabilities held for sale	14,641	14,899
Total liabilities	102,186	102,040
Equity
Preferred stock and additional capital paid-in, $1 par value, 62.2 thousand and 32.3 thousand shares issued and outstanding, $1,555 and $807.5 aggregate liquidation preference	1,505	780
Common stock, $.01 par value, 900 million issued, 434 million and 449 million shares outstanding	9	9
Additional capital paid-in	3,017	3,143
Retained income	36,041	35,580
Deferred ESOP expense	(31)	(31)
Treasury stock, at cost (466 million and 451 million shares)	(19,922)	(19,047)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	66	50
Other unrealized net capital gains and losses	2,271	1,698
Unrealized adjustment to DAC, DSI and insurance reserves	(246)	(102)
Total unrealized net capital gains and losses	2,091	1,646
Unrealized foreign currency translation adjustments	22	38
Unrecognized pension and other postretirement benefit cost	(627)	(638)
Total accumulated other comprehensive income	1,486	1,046
Total shareholders’ equity	22,105	21,480
Total liabilities and shareholders’ equity	$124,291	$123,520

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Three months ended March 31,
	2014	2013
Cash flows from operating activities	(unaudited)
Net income	$600	$709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	98	87
Realized capital gains and losses	(54)	(131)
Loss (gain) on disposition of operations	59	(2)
Interest credited to contractholder funds	307	345
Changes in:
Policy benefits and other insurance reserves	(18)	(514)
Unearned premiums	(92)	(146)
Deferred policy acquisition costs	3	(30)
Premium installment receivables, net	(46)	(22)
Reinsurance recoverables, net	(45)	406
Income taxes	(68)	277
Other operating assets and liabilities	(270)	(239)
Net cash provided by operating activities	474	740
Cash flows from investing activities
Proceeds from sales
Fixed income securities	6,483	5,474
Equity securities	1,328	210
Limited partnership interests	238	160
Mortgage loans	10	2
Other investments	30	15
Investment collections
Fixed income securities	849	1,745
Mortgage loans	324	237
Other investments	50	54
Investment purchases
Fixed income securities	(6,252)	(6,084)
Equity securities	(1,330)	(317)
Limited partnership interests	(277)	(255)
Mortgage loans	(2)	(75)
Other investments	(243)	(196)
Change in short-term investments, net	189	(808)
Change in other investments, net	36	34
Purchases of property and equipment, net	(55)	(60)
Disposition of operations	(2)	--
Net cash provided by investing activities	1,376	136
Cash flows from financing activities
Proceeds from issuance of long-term debt	--	492
Repayment of long-term debt	(1)	--
Proceeds from issuance of preferred stock	725	--
Contractholder fund deposits	403	591
Contractholder fund withdrawals	(1,084)	(1,259)
Dividends paid on common stock	(113)	--
Dividends paid on preferred stock	(12)	--
Treasury stock purchases	(1,115)	(739)
Shares reissued under equity incentive plans, net	77	17
Excess tax benefits on share-based payment arrangements	13	23
Other	(6)	13
Net cash used in financing activities	(1,113)	(862)
Cash classified as held for sale	(242)	--
Net increase in cash	495	14
Cash at beginning of period	675	806
Cash at end of period	$1,170	$820

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•        realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•        valuation changes on embedded derivatives that are not hedged, after-tax,

•        amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•        amortization of purchased intangible assets, after-tax,

•        gain (loss) on disposition of operations, after-tax, and

•        adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income and operating income per diluted common share in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended March 31,

	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$468	$556	$189	$144	$588	$647	$1.30	$1.35
Realized capital gains and losses, after-tax	34	73	--	12	35	85	0.08	0.18
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(11)	(6)	(11)	(6)	(0.02)	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	--	1	--	1	--	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	--	(6)	2	(5)	--	(0.01)
Amortization of purchased intangible assets, after-tax	(11)	(14)	--	--	(11)	(14)	(0.02)	(0.03)
(Loss) gain on disposition of operations, after-tax	--	--	(16)	1	(16)	1	(0.04)	--
Net income available to common shareholders	$493	$616	$162	$146	$587	$709	$1.30	$1.47

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2014	2013
Return on common shareholders’ equity

Numerator:
Net income available to common shareholders	$2,141	$2,249

Denominator:

Beginning common shareholders’ equity	$20,619	$19,182

Ending common shareholders’ equity (1)	20,600	20,619

Average common shareholders’ equity	$20,610	$19,901

Return on common shareholders’ equity	10.4%	11.3%

	For the twelve months ended March 31,
	2014	2013
Operating income return on common shareholders’ equity

Numerator:
Operating income	$2,611	$2,085

Denominator:
Beginning common shareholders’ equity	$20,619	$19,182
Unrealized net capital gains and losses	2,905	1,874

Adjusted beginning common shareholders’ equity	17,714	17,308

Ending common shareholders’ equity	20,600	20,619
Unrealized net capital gains and losses	2,091	2,905

Adjusted ending common shareholders’ equity	18,509	17,714

Average adjusted common shareholders’ equity	$18,112	$17,511

Operating income return on common shareholders’ equity	14.4%	11.9%

_____________

(1) March 31, 2014 balance excludes $1.51 billion of equity related to preferred stock.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended March 31,
	2014	2013
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	88.4	87.7
Effect of catastrophe losses	6.3	5.3
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(0.1)
Effect of amortization of purchased intangible assets	0.2	0.3
Combined ratio	94.7	93.2

Effect of prior year catastrophe reserve reestimates	--	(0.5)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2014 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended March 31,
	2014	2013
Underlying combined ratio	86.4	86.2
Effect of catastrophe losses	6.4	5.5
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(0.1)
Combined ratio	92.6	91.6

Effect of prior year catastrophe reserve reestimates	--	(0.5)

The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended March 31,
	2014	2013
Underlying combined ratio	93.8	93.2
Effect of catastrophe losses	0.4	1.1
Effect of prior year non-catastrophe reserve reestimates	(0.8)	(0.5)
Combined ratio	93.4	93.8

Effect of prior year catastrophe reserve reestimates	(0.1)	(1.1)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended March 31,
	2014	2013
Underlying combined ratio	65.8	65.8
Effect of catastrophe losses	21.3	18.7
Effect of prior year non-catastrophe reserve reestimates	0.2	0.6
Combined ratio	87.3	85.1

Effect of prior year catastrophe reserve reestimates	0.6	2.0

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended March 31,
	2014	2013
Underlying combined ratio	91.8	97.9
Effect of catastrophe losses	11.2	4.6
Effect of prior year non-catastrophe reserve reestimates	(0.4)	(0.4)
Combined ratio	102.6	102.1

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.3)

The following table reconciles the Esurance brand underlying combined ratio to the Esurance brand combined ratio.

	Three months ended March 31,
	2014	2013
Underlying combined ratio	124.2	110.3
Effect of catastrophe losses	0.3	1.1
Effect of prior year non-catastrophe reserve reestimates	(0.9)	--
Effect of amortization of purchased intangible assets	3.5	5.3
Combined ratio	127.1	116.7

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of March 31,
	2014	2013
Book value per common share
Numerator:
Common shareholders’ equity	$20,600	$20,619
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	441.1	474.4
Book value per common share	$46.70	$43.46

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$20,600	$20,619
Unrealized net capital gains and losses on fixed income securities	1,640	2,486
Adjusted common shareholders’ equity	$18,960	$18,133
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	441.1	474.4
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$42.98	$38.22

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets for 2014. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected. Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of auto insurance claims may adversely affect our underwriting results. Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term. A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change. A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements. This news release contains unaudited financial information.

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